Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Good Gaming Inc. for the year ended December 31, 2024 of our report dated March 31, 2025 which includes an explanatory paragraph as to Good Gaming Inc.’s ability to continue as a Going Concern, relating to the financial statements for the two years ended December 31, 2024 listed in the accompanying index.

/s/ Victor Mokuolu, CPA PLLC

Houston, Texas

March 31, 2025